As filed with the Securities and Exchange Commission on May 5, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PMC-SIERRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2925073
(State of Incorporation)	(I.R.S. Employer Identification No.)

3975 Freedom Circle

Santa Clara, California 95054

(Address of principal executive offices)

2003 Israeli Share Option Plan

2005 U.S. Stock Incentive Plan

(Full title of the plans)

Robert L. Bailey

President and Chief Executive Officer

3975 Freedom Circle

Santa Clara, California 95054

(408) 239-8000

(Name, address and telephone number of agent for service)

Copy to:

Neil Wolff

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued upon exercise of options and common stock equivalents granted under the Passave, Inc. 2003 Israeli Share Option Plan (the “2003 Plan”) and the Passave, Inc. 2005 U.S. Stock Incentive Plan (the “2005 Plan”) (1)(2)	7,510,032	$11.66	$87,566,973.12	$9,369.67

(1)	Includes Preferred Stock Purchase Rights, which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.
(2)	Passave, Inc is authorized to issue 7,510,032 shares of common stock, under the 2003 Plan and the 2005 Plan combined.
(3)	The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. Computation is based on the weighted average per share exercise price (rounded to the nearest cent) of outstanding options under the 2003 Plan and the 2005 Plan, as applicable, the underlying shares of which are registered hereby.
(4)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. Based on the average of the high and low prices of Common Stock on May 3, 2006, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 9, 2006;

(b) Current Reports on Form 8-K filed with the Commission on March 1, 2006 (as amended pursuant to Form 8-K/A filed March 14, 2006), April 10, 2006, April 20, 3006, April 21, 2006 and May 4, 2006 except to the extent that information therein is furnished and not filed with the Securities and Exchange Commission;

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(d) The description of our common stock to be offered hereby is contained in the Registration Statement on Form 8-A filed with the Commission on March 21, 1991, as updated by our quarterly report on Form 10-Q filed with the Commission on August 8, 2000 for the period ending June 25, 2000, including any amendment or report filed for the purpose of updating such description.

(e) The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the Commission on May 14, 2001, as amended by the Registration Statement on Form 8-A/A filed on November 20, 2001.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Certificate of Incorporation

Our certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by Delaware law, as the same now exists or as it may be amended in the future. Under Delaware law, such provision may not indemnify directors’ or officers’ liability for:

•	breaches of the directors’ or officers’ duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	the unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director or officer derived an improper personal benefit.

Bylaws

Our bylaws provide that our directors, officers, employees, and agents shall be indemnified against expenses including attorneys’ fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Our bylaws also authorize us to provide insurance for our directors, officers, employees and/or agents, against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Indemnification Agreements

We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of such person’s services as a director or officer for us, or for any of our subsidiaries, or for any other company or enterprise to which the person provides services at our request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Passave, Inc., 2003 Israeli Share Option Plan

4.2	Passave, Inc., 2005 U.S. Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, Vancouver, British Columbia, Canada, Independent Registered Public Accountants

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountants

23.3	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Auditors

23.4	Consent of Counsel (Contained in Exhibit 5.1 above)

24.1	Power of Attorney (see page II-4)

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant .to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, California, on May 4, 2006.

PMC-SIERRA, INC.

By:	/S/ ALAN KROCK
Alan Krock, Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Robert L. Bailey and Alan Krock his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT L. BAILEY Robert L. Bailey	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 4, 2006

/S/ ALAN KROCK Alan Krock	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2006

/S/ JAMES DILLER James Diller	Director	May 4, 2006

/S/ RICHARD BELLUZZO Richard Belluzzo	Director	May 4, 2006

/S/ JONATHAN JUDGE Jonathan Judge	Director	May 4, 2006

/S/ WILLIAM KURTZ William Kurtz	Director	May 4, 2006

/S/ FRANK J. MARSHALL Frank J. Marshall	Director	May 4, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Passave, Inc., 2003 Israeli Share Option Plan

4.2	Passave, Inc., 2005 U.S. Stock Incentive Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, Vancouver, British Columbia, Canada, Independent Registered Public Accountants

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accountants

23.3	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Auditors

23.4	Consent of Counsel (Contained in Exhibit 5.1 above)

24.1	Power of Attorney (see page II-4)